Exhibit 99.1

Cable One Reports Fourth Quarter and Full Year 2021 Results

February 24, 2022 – PHOENIX – (BUSINESS WIRE) – Cable One, Inc. (NYSE: CABO) (the “Company” or “Cable One”) today reported financial and operating results for the quarter and year ended December 31, 2021.

Cable One (i) completed the acquisition of Valu-Net LLC (“Valu-Net”) on July 1, 2020; (ii) contributed its Anniston, Alabama system (the “Anniston System”) to Hargray Communications, a data, video and voice services provider (“Hargray”), in exchange for an equity interest in Hargray on October 1, 2020 (the “Anniston Exchange”); (iii) acquired the remaining equity interests in Hargray that it did not already own (the “Hargray Acquisition”) on May 3, 2021; and (iv) completed the acquisition of CableAmerica (as defined below) on December 30, 2021. The results discussed below and presented in the tables within this press release include Valu-Net operations for the period since the July 1, 2020 acquisition date and Hargray operations (which includes the Anniston System) for the period since the May 3, 2021 acquisition date and excludes the Anniston System operations for the period from the October 1, 2020 disposition date until it was reacquired with the Hargray Acquisition. Measures as of December 31, 2021 also include CableAmerica.

Fourth Quarter 2021 Highlights:

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Total revenues were $432.6 million in the fourth quarter of 2021 compared to $336.8 million in the fourth quarter of 2020, an increase of 28.5%. Revenues for the fourth quarter of 2021 included $77.8 million from Hargray operations. Year-over-year, residential data revenues increased 27.6% and business services revenues increased 46.2%. Residential data and business services revenues for the fourth quarter of 2021 included $28.7 million and $22.3 million, respectively, from Hargray operations.

●

Net income was $64.8 million in the fourth quarter of 2021 (including $5.0 million from Hargray operations), a decrease of 39.0% year-over-year. The fourth quarter of 2020 included an $82.6 million pre-tax non-cash gain on sale of business in connection with the Anniston Exchange. Adjusted EBITDA(1) was $225.3 million in the fourth quarter of 2021 (including $33.8 million from Hargray operations), an increase of 25.9% year-over-year. Net profit margin was 15.0% and Adjusted EBITDA margin(1) was 52.1%.

●

Net cash provided by operating activities was $174.1 million in the fourth quarter of 2021, a decrease of $1.3 million, or 0.8%, year-over-year. Adjusted EBITDA less capital expenditures(1) was $115.4 million in the fourth quarter of 2021 (including $11.1 million from Hargray operations), an increase of $11.7 million, or 11.3%, compared to the fourth quarter of 2020.

●

Residential data primary service units (“PSUs”) grew by approximately 22,000, or 2.4%, sequentially and grew by approximately 180,000, or 23.2%, year-over-year. Excluding CableAmerica (discussed below), residential data PSUs grew by approximately 9,000, or 0.9%, sequentially. Excluding Hargray and CableAmerica, residential data PSUs grew by approximately 50,000, or 6.4%, year-over-year.

●

On December 30, 2021, the Company acquired certain assets and assumed certain liabilities from Cable America Missouri, LLC, a data, video and voice services provider in central Missouri ("CableAmerica"), for $113.1 million in cash on a debt-free basis, subject to customary post-closing adjustments. The CableAmerica acquisition was financed with cash on hand and is expected to provide the Company opportunities for footprint expansion in Missouri, margin growth and potential cost synergy realization.

Full Year 2021 Highlights:

●

Total revenues were $1.6 billion in 2021 compared to $1.3 billion in 2020, an increase of 21.2%. Residential data revenues increased 24.8% and business services revenues increased 31.6% year-over-year.

●

Net income was $291.8 million in 2021, a decrease of 4.1% year-over-year. Adjusted EBITDA was $839.3 million in 2021, an increase of 24.5% year-over-year. Net profit margin was 18.2% and Adjusted EBITDA margin was 52.3% in 2021.

●

Net cash provided by operating activities was $704.3 million in 2021, an increase of 22.6% year-over-year. Adjusted EBITDA less capital expenditures was $447.4 million in 2021, an increase of 17.5% year-over-year.

Other Highlight:

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On January 1, 2022, the Company closed a joint venture transaction in which the Company contributed certain fiber operations and certain unaffiliated third-party investors contributed cash to a newly formed entity, Clearwave Fiber LLC ("Clearwave Fiber"). The operations contributed by the Company generated approximately 3% of Cable One's consolidated revenues for the three months ended December 31, 2021. The Company's approximately 58% investment in Clearwave Fiber was valued at $440.0 million as of the closing date. Clearwave Fiber is intended to accelerate deployment of fiber internet to residents and businesses in existing markets and near-adjacent areas, as well as to provide connectivity to unserved and underserved areas in such markets via fiber-to-the-premises service.

(1) Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA less capital expenditures are defined in the section of this press release entitled “Use of Non-GAAP Financial Measures.” Adjusted EBITDA and Adjusted EBITDA less capital expenditures are reconciled to net income, Adjusted EBITDA margin is reconciled to net profit margin and Adjusted EBITDA less capital expenditures is also reconciled to net cash provided by operating activities. Refer to the “Reconciliations of Non-GAAP Measures” tables within this press release.

Fourth Quarter 2021 Financial Results Compared to Fourth Quarter 2020

Revenues increased $95.8 million, or 28.5%, to $432.6 million for the fourth quarter of 2021. Revenues for the fourth quarter of 2021 included $77.8 million from Hargray operations. The year-over-year increase was driven primarily by revenues from Hargray operations and residential data and business services revenue growth, partially offset by decreases in residential video, residential voice and other revenues. For the fourth quarter of 2021 and 2020, residential data revenues comprised 51.9% and 52.3% of total revenues and business services revenues comprised 19.9% and 17.5% of total revenues, respectively.

Operating expenses (excluding depreciation and amortization) were $119.9 million in the fourth quarter of 2021 and increased $20.4 million, or 20.5%, compared to the fourth quarter of 2020. The increase in operating expenses was primarily attributable to $22.1 million of additional expenses related to Hargray operations, partially offset by a $3.7 million reduction in programming expenses. Operating expenses as a percentage of revenues were 27.7% and 29.5% for the fourth quarter of 2021 and 2020, respectively.

Selling, general and administrative expenses were $94.9 million and $64.7 million for the fourth quarter of 2021 and 2020, respectively. The increase in selling, general and administrative expenses was primarily attributable to $22.0 million of additional expenses related to Hargray operations and increases of $4.2 million in labor and other compensation-related costs, $1.0 million in bad debt expense, $1.0 million in system conversion costs, $0.8 million in acquisition-related costs, $0.8 million in health insurance costs and $0.7 million in software maintenance costs, partially offset by $1.6 million of rebranding costs in the prior year that did not recur. The increase in compensation costs was partially due to higher equity compensation and other performance-based compensation expenses. Selling, general and administrative expenses as a percentage of revenues were 21.9% and 19.2% for the fourth quarter of 2021 and 2020, respectively.

Depreciation and amortization expense was $93.0 million for the fourth quarter of 2021, including $25.5 million from Hargray operations, and increased $29.6 million, or 46.7%, compared to the fourth quarter of 2020. Depreciation and amortization expense as a percentage of revenues was 21.5% and 18.8% for the fourth quarter of 2021 and 2020, respectively.

The Company recognized an $82.6 million non-cash gain on sale of business in the fourth quarter of 2020 in connection with the Anniston Exchange.

Interest expense increased $9.7 million, or 46.6%, to $30.4 million, driven primarily by additional outstanding debt.

Other expense, net, was $3.4 million for the fourth quarter of 2021 and consisted primarily of an $8.9 million non-cash loss on fair value adjustment associated with the call and put options to acquire the remaining equity interests in Mega Broadband Investments Holdings LLC ("MBI"), partially offset by interest and investment income of $2.8 million and a $2.3 million non-cash mark-to-market investment gain. Other expense, net, of $23.0 million for the fourth quarter of 2020 consisted of a $17.5 million non-cash loss on fair value adjustment associated with the call and put options to acquire the remaining equity interests in MBI, $6.2 million of debt issuance cost write-offs and $1.2 million of financing-related fees, partially offset by $1.9 million of investment and interest income.

Income tax provision was $23.6 million and $41.1 million for the fourth quarter of 2021 and 2020, respectively, and the Company's effective tax rate was 27.0% and 28.2% for the fourth quarter of 2021 and 2020, respectively. The decrease in the effective tax rate was due primarily to a $2.1 million decrease in income tax expense related to a change in valuation allowance.

Net income was $64.8 million in the fourth quarter of 2021 compared to $106.2 million in the prior year quarter. The fourth quarter of 2020 included the $82.6 million pre-tax non-cash gain on sale of the Anniston System.

Adjusted EBITDA was $225.3 million (including $33.8 million from Hargray operations) and $178.9 million for the fourth quarter of 2021 and 2020, respectively, an increase of 25.9%. Capital expenditures for the fourth quarter of 2021 totaled $109.9 million (including $22.7 million from Hargray operations) compared to $75.2 million for the fourth quarter of 2020. Adjusted EBITDA less capital expenditures for the fourth quarter of 2021 was $115.4 million (including $11.1 million from Hargray operations) compared to $103.7 million in the prior year quarter, an increase of $11.7 million, or 11.3%.

Full Year 2021 Financial Results Compared to Full Year 2020

Revenues increased $280.6 million, or 21.2%, to $1.6 billion for 2021. Revenues for 2021 included $206.9 million from Hargray operations. The year-over-year increase was driven primarily by revenues from Hargray operations, residential data, business services and other revenue growth, partially offset by decreases in residential video and residential voice revenues. For 2021 and 2020, residential data revenues comprised 52.0% and 50.5% of total revenues, respectively, and business services revenues comprised 19.2% and 17.7% of total revenues, respectively.

Operating expenses (excluding depreciation and amortization) were $455.4 million for 2021 and increased $36.6 million, or 8.8%, compared to 2020. The increase in operating expenses was primarily attributable to $58.8 million of additional expenses related to Hargray operations and a $2.2 million increase in network backbone costs, partially offset by decreases of $22.7 million in programming expenses and $4.7 million in labor and other compensation-related costs. Operating expenses for 2020 included $5.3 million of higher labor costs and other operating expenses, partially offset by lower travel costs, as a result of actions we took in response to the COVID-19 pandemic. Operating expenses as a percentage of revenues were 28.4% for 2021 compared to 31.6% for 2020.

Selling, general and administrative expenses were $347.1 million and $255.2 million for 2021 and 2020, respectively. The increase in selling, general and administrative expenses was primarily attributable to $57.2 million of additional expenses related to Hargray operations and increases of $14.3 million in labor and other compensation-related costs, $6.9 million in acquisition-related costs, $6.1 million in health insurance costs, $4.2 million in marketing costs, $4.1 million in professional fees and $3.5 million in system conversion costs, partially offset by a $3.6 million decrease in bad debt expense. The increase in labor and other compensation-related costs was due to higher stock-based compensation and performance-based compensation, increased headcount and higher average salary rates. The increase in acquisition-related costs was primarily due to expenses related to the Hargray and CableAmerica acquisitions. The increase in health insurance costs was the result of lower-than-normal costs in the prior year from reduced claims activity in connection with stay-at-home orders issued during the pandemic. Selling, general and administrative expenses as a percentage of revenues were 21.6% and 19.3% for 2021 and 2020, respectively.

Depreciation and amortization expense was $339.0 million for 2021, including $66.1 million from Hargray operations, and increased $73.4 million, or 27.6%, compared to 2020. Depreciation and amortization expense as a percentage of revenues was 21.1% and 20.0% for 2021 and 2020, respectively.

The Company recognized a net loss on asset sales and disposals of $7.8 million in 2021 and a net gain on asset sales and disposals of $1.1 million in 2020 that included a $6.6 million non-cash gain on the sale of certain tower properties.

The Company recognized an $82.6 million non-cash gain on sale of business in 2020 in connection with the Anniston Exchange.

Interest expense increased $39.8 million, or 54.1%, to $113.4 million, driven primarily by additional outstanding debt and higher interest rate swap settlement expense.

Other expense, net, was $6.0 million for 2021 and consisted primarily of a $50.3 million non-cash loss on fair value adjustment associated with the call and put options to acquire the remaining equity interests in MBI and $2.1 million of debt issuance cost write-offs, partially offset by a $33.4 million non-cash gain on fair value adjustment associated with the existing investment in Hargray upon the Hargray Acquisition, $11.6 million of investment and interest income and a $2.3 million non-cash mark-to-market investment gain. Other expense, net, was $16.4 million for 2020 and consisted primarily of a $17.5 million non-cash loss on fair value adjustment associated with the call and put options to acquire the remaining equity interests in MBI, $6.2 million of debt issuance cost write-offs and $1.2 million of financing-related fees, partially offset by $8.5 million of investment and interest income.

Income tax provision was $45.8 million and $76.3 million for 2021 and 2020, respectively, and the Company's effective tax rate was 13.6% and 20.1% for 2021 and 2020, respectively. The decrease in the effective tax rate was due primarily to a $35.4 million income tax benefit from the reversal of a pre-existing deferred tax liability on the investment in Hargray, partially offset by a $13.0 million income tax benefit attributable to the net operating loss carryback provision of the Coronavirus Aid, Relief, and Economic Security Act in the prior year period that did not recur in 2021 and an $8.0 million increase in income tax expense related to a change in the valuation allowance associated with the call and put options to acquire the remaining equity interests in MBI.

Net income was $291.8 million for 2021 compared to $304.4 million for 2020. The prior year's net income included the $82.6 million pre-tax non-cash gain on sale of the Anniston System.

Adjusted EBITDA was $839.3 million (including $90.8 million from Hargray operations) and $674.1 million for 2021 and 2020, respectively, an increase of 24.5%. Capital expenditures for 2021 totaled $391.9 million (including $63.8 million from Hargray operations) compared to $293.2 million for 2020. Adjusted EBITDA less capital expenditures for 2021 was $447.4 million (including $27.1 million from Hargray operations) compared to $380.9 million in  2020, an increase of $66.5 million or 17.5%.

Liquidity and Capital Resources

At December 31, 2021, the Company had $388.8 million of cash and cash equivalents on hand compared to $574.9 million at December 31, 2020. The Company’s debt balance was $3.9 billion and $2.2 billion at December 31, 2021 and 2020, respectively. The Company had $459.8 million available for borrowing under its revolving credit facility as of December 31, 2021.

The Company paid $16.6 million and $63.5 million in dividends to stockholders during the fourth quarter and full-year 2021, respectively.

Conference Call

Cable One will host a conference call with the financial community to discuss results for the fourth quarter and full year 2021 on Thursday, February 24, 2022, at 5 p.m. Eastern Time (ET).

The conference call will be available via a live audio webcast on the Cable One Investor Relations website at ir.cableone.net or by dialing 1-844-200-6205 (International: 1-646-904-5544) and using the access code 268589. Participants should register for the webcast or dial in for the conference call shortly before 5 p.m. ET.

A replay of the call will be available from February 24, 2022 until March 10, 2022 at ir.cableone.net.

Additional Information Available on Website

The information in this press release should be read in conjunction with the consolidated financial statements and notes thereto contained in the Company's Annual Report on Form 10-K for the period ended December 31, 2021 (the "2021 Form 10-K"), which will be posted on the “SEC Filings” section of the Cable One Investor Relations website at ir.cableone.net when it is filed with the Securities and Exchange Commission (the "SEC"). Investors and others interested in more information about Cable One should consult the Company’s website, which is regularly updated with financial and other important information about the Company.

Use of Non-GAAP Financial Measures

The Company uses certain measures that are not defined by generally accepted accounting principles in the United States (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less capital expenditures and capital expenditures as a percentage of Adjusted EBITDA are non-GAAP financial measures and should be considered in addition to, not as superior to, or as a substitute for, net income, net profit margin, net cash provided by operating activities or capital expenditures as a percentage of net income reported in accordance with GAAP. Adjusted EBITDA and Adjusted EBITDA less capital expenditures are reconciled to net income, Adjusted EBITDA margin is reconciled to net profit margin and capital expenditures as a percentage of Adjusted EBITDA is reconciled to capital expenditures as a percentage of net income. Adjusted EBITDA less capital expenditures is also reconciled to net cash provided by operating activities. These reconciliations are included in the “Reconciliations of Non-GAAP Measures” tables within this press release.

“Adjusted EBITDA” is defined as net income plus interest expense, income tax provision, depreciation and amortization, equity-based compensation, (gain) loss on deferred compensation, acquisition-related costs, (gain) loss on asset sales and disposals, system conversion costs, rebranding costs, (gain) loss on sale of business, equity method investment (income) loss, other (income) expense and other unusual items, as provided in the “Reconciliations of Non-GAAP Measures” tables within this press release. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company’s business as well as other non-cash or special items and is unaffected by the Company’s capital structure or investment activities. This measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the Company’s cash cost of debt financing. These costs are evaluated through other financial measures.

“Adjusted EBITDA margin” is defined as Adjusted EBITDA divided by total revenues.

“Adjusted EBITDA less capital expenditures,” when used as a liquidity measure, is calculated as net cash provided by operating activities excluding the impact of capital expenditures, interest expense, income tax provision, changes in operating assets and liabilities, change in deferred income taxes and other unusual items, as provided in the “Reconciliations of Non-GAAP Measures” tables within this press release.

“Capital expenditures as a percentage of Adjusted EBITDA” is defined as capital expenditures divided by Adjusted EBITDA.

The Company uses Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less capital expenditures and capital expenditures as a percentage of Adjusted EBITDA to assess its performance, and it also uses Adjusted EBITDA less capital expenditures as an indicator of its ability to fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the measure used in the leverage ratio calculations under the Company’s credit agreement and the indenture governing the Company’s non-convertible senior unsecured notes to determine compliance with the covenants contained in the credit agreement and the ability to take certain actions under the indenture governing the non-convertible senior unsecured notes. Adjusted EBITDA and capital expenditures are also significant performance measures used by the Company in its incentive compensation programs. Adjusted EBITDA does not take into account cash used for mandatory debt service requirements or other non-discretionary expenditures, and thus does not represent residual funds available for discretionary uses.

The Company believes that Adjusted EBITDA, Adjusted EBITDA margin and capital expenditures as a percentage of Adjusted EBITDA are useful to investors in evaluating the operating performance of the Company. The Company believes that Adjusted EBITDA less capital expenditures is useful to investors as it shows the Company’s performance while taking into account cash outflows for capital expenditures and is one of several indicators of the Company’s ability to service debt, make investments and/or return capital to its stockholders.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less capital expenditures, capital expenditures as a percentage of Adjusted EBITDA and similar measures with similar titles are common measures used by investors, analysts and peers to compare performance in the Company’s industry, although the Company’s measures of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less capital expenditures and capital expenditures as a percentage of Adjusted EBITDA may not be directly comparable to similarly titled measures reported by other companies.

About Cable One

Cable One, Inc. (NYSE: CABO) is a leading broadband communications provider committed to connecting customers and communities to what matters most. Through Sparklight® and the associated Cable One family of brands, the Company serves more than 1.1 million residential and business customers in 24 states. Over its fiber-optic infrastructure, the Cable One family of brands provide residential customers with a wide array of connectivity and entertainment services, including Gigabit speeds, advanced WiFi and video. For businesses ranging from small and mid-market up to enterprise, wholesale and carrier, the Company offers scalable, cost-effective solutions that enable businesses of all sizes to grow, compete and succeed.

Contacts

Trish Niemann	Steven Cochran
Vice President, Communications Strategy	Chief Financial Officer
602-364-6372	investor_relations@cableone.biz
patricia.niemann@cableone.biz

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication may contain “forward-looking statements” that involve risks and uncertainties. These statements can be identified by the fact that they do not relate strictly to historical or current facts, but rather are based on current expectations, estimates, assumptions and projections about the Company’s industry, business, strategy, acquisitions and strategic investments, dividend policy, financial results and financial condition as well as anticipated impacts from, and the Company’s responses to, the COVID-19 pandemic. Forward-looking statements often include words such as “will,” “should,” “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance in connection with discussions of future operating or financial performance. As with any projection or forecast, forward-looking statements are inherently susceptible to uncertainty and changes in circumstances. The Company’s actual results may vary materially from those expressed or implied in its forward-looking statements. Accordingly, undue reliance should not be placed on any forward-looking statement made by the Company or on its behalf. Important factors that could cause the Company’s actual results to differ materially from those in its forward-looking statements include government regulation, economic, strategic, political and social conditions and the following factors, which are discussed in the 2021 Form 10-K to be filed with the SEC:

●	the duration and severity of the COVID-19 pandemic and its effects on the Company’s business, financial condition, results of operations and cash flows;
●	rising levels of competition from historical and new entrants in the Company’s markets;
●	recent and future changes in technology;
●	the Company’s ability to continue to grow its business services products;
●	increases in programming costs and retransmission fees;
●	the Company’s ability to obtain hardware, software and operational support from vendors;
●	risks that the Company may fail to realize the benefits anticipated as a result of the Hargray Acquisition;
●	risks relating to existing or future acquisitions and strategic investments by the Company;
●	risks that the implementation of the Company’s new enterprise resource planning system disrupts business operations;
●	the integrity and security of the Company’s network and information systems;
●	the impact of possible security breaches and other disruptions, including cyber-attacks;
●	the Company’s failure to obtain necessary intellectual and proprietary rights to operate its business and the risk of intellectual property claims and litigation against the Company;
●	legislative or regulatory efforts to impose network neutrality and other new requirements on the Company’s data services;
●	additional regulation of the Company’s video and voice services;
●	the Company’s ability to renew cable system franchises;
●	increases in pole attachment costs;
●	changes in local governmental franchising authority and broadcast carriage regulations;
●	the potential adverse effect of the Company’s level of indebtedness on its business, financial condition or results of operations and cash flows;
●	the restrictions the terms of the Company’s indebtedness place on its business and corporate actions;
●	the possibility that interest rates will rise, causing the Company’s obligations to service its variable rate indebtedness to increase significantly;
●	the transition away from the London Interbank Offered Rate and the adoption of alternative reference rates;
●	risks associated with the Company's convertible indebtedness;
●	the Company’s ability to continue to pay dividends;
●	provisions in the Company’s charter, by-laws and Delaware law that could discourage takeovers and limit the judicial forum for certain disputes;
●	adverse economic conditions, labor shortages, supply chain disruptions and changes in rates of inflation;
●	lower demand for the Company's residential data and business services;
●	fluctuations in the Company’s stock price;
●	dilution from equity awards, convertible indebtedness and potential future convertible debt and stock issuances;
●	damage to the Company’s reputation or brand image;
●	the Company’s ability to retain key employees;
●	the Company’s ability to incur future indebtedness;
●	provisions in the Company’s charter that could limit the liabilities for directors; and
●

the other risks and uncertainties detailed from time to time in the Company’s filings with the SEC, including but not limited to those described under "Risk Factors" in its latest Annual Report on Form 10-K as filed with the SEC.

Any forward-looking statements made by the Company in this communication speak only as of the date on which they are made. The Company is under no obligation, and expressly disclaims any obligation, except as required by law, to update or alter its forward-looking statements, whether as a result of new information, subsequent events or otherwise.

CABLE ONE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended December 31,
(dollars in thousands, except per share data)	2021	2020	$ Change	% Change
Revenues:
Residential data	$224,529	$176,013	$48,516	27.6%
Residential video	86,943	76,655	10,288	13.4%
Residential voice	12,284	11,566	718	6.2%
Business services	86,061	58,885	27,176	46.2%
Other	22,771	13,649	9,122	66.8%
Total Revenues	432,588	336,768	95,820	28.5%
Costs and Expenses:
Operating (excluding depreciation and amortization)	119,879	99,445	20,434	20.5%
Selling, general and administrative	94,898	64,689	30,209	46.7%
Depreciation and amortization	92,980	63,374	29,606	46.7%
(Gain) loss on asset sales and disposals, net	3,515	2,050	1,465	71.5%
Gain on sale of business	-	(82,574)	82,574	(100.0)%
Total Costs and Expenses	311,272	146,984	164,288	111.8%
Income from operations	121,316	189,784	(68,468)	(36.1)%
Interest expense	(30,426)	(20,758)	(9,668)	46.6%
Other income (expense), net	(3,418)	(23,031)	19,613	(85.2)%
Income before income taxes and equity method investment income (loss), net	87,472	145,995	(58,523)	(40.1)%
Income tax provision	23,636	41,133	(17,497)	(42.5)%
Income before equity method investment income (loss), net	63,836	104,862	(41,026)	(39.1)%
Equity method investment income (loss), net	999	1,376	(377)	(27.4)%
Net income	$64,835	$106,238	$(41,403)	(39.0)%

Net Income per Common Share:
Basic	$10.76	$17.69	$(6.93)	(39.2)%
Diluted	$10.54	$17.54	$(7.00)	(39.9)%
Weighted Average Common Shares Outstanding:
Basic	6,024,689	6,005,252	19,437	0.3%
Diluted	6,460,356	6,055,620	404,736	6.7%

Unrealized gain (loss) on cash flow hedges and other, net of tax	$8,936	$15,752	$(6,816)	(43.3)%
Comprehensive income	$73,771	$121,990	$(48,219)	(39.5)%

CABLE ONE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Year Ended December 31,
(dollars in thousands, except per share data)	2021	2020	$ Change	% Change
Revenues:
Residential data	$835,725	$669,545	$166,180	24.8%
Residential video	339,707	332,857	6,850	2.1%
Residential voice	47,519	47,603	(84)	(0.2)%
Business services	308,767	234,657	74,110	31.6%
Other	74,118	40,567	33,551	82.7%
Total Revenues	1,605,836	1,325,229	280,607	21.2%
Costs and Expenses:
Operating (excluding depreciation and amortization)	455,352	418,704	36,648	8.8%
Selling, general and administrative	347,058	255,163	91,895	36.0%
Depreciation and amortization	339,025	265,658	73,367	27.6%
(Gain) loss on asset sales and disposals, net	7,829	(1,072)	8,901	NM
Gain on sale of business	-	(82,574)	82,574	(100.0)%
Total Costs and Expenses	1,149,264	855,879	293,385	34.3%
Income from operations	456,572	469,350	(12,778)	(2.7)%
Interest expense	(113,449)	(73,607)	(39,842)	54.1%
Other income (expense), net	(6,002)	(16,411)	10,409	(63.4)%
Income before income taxes and equity method investment income (loss), net	337,121	379,332	(42,211)	(11.1)%
Income tax provision	45,765	76,317	(30,552)	(40.0)%
Income before equity method investment income (loss), net	291,356	303,015	(11,659)	(3.8)%
Equity method investment income (loss), net	468	1,376	(908)	(66.0)%
Net income	$291,824	$304,391	$(12,567)	(4.1)%

Net Income per Common Share:
Basic	$48.49	$51.73	$(3.24)	(6.3)%
Diluted	$46.49	$51.27	$(4.78)	(9.3)%
Weighted Average Common Shares Outstanding:
Basic	6,017,778	5,884,780	132,998	2.3%
Diluted	6,387,354	5,937,582	449,772	7.6%

Unrealized gain (loss) on cash flow hedges and other, net of tax	$57,888	$(72,525)	$130,413	(179.8)%
Comprehensive income	$349,712	$231,866	$117,846	50.8%

NM = Not meaningful.

CABLE ONE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(dollars in thousands, except par values)	December 31, 2021	December 31, 2020
Assets
Current Assets:
Cash and cash equivalents	$388,802	$574,909
Accounts receivable, net	56,253	38,768
Income taxes receivable	24,193	41,245
Prepaid and other current assets	31,705	17,891
Total Current Assets	500,953	672,813
Equity investments	727,565	807,781
Property, plant and equipment, net	1,854,104	1,265,460
Intangible assets, net	2,861,137	1,278,198
Goodwill	967,913	430,543
Other noncurrent assets	42,322	33,543
Total Assets	$6,953,994	$4,488,338

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued liabilities	$203,387	$174,139
Deferred revenue	26,851	21,051
Current portion of long-term debt	38,837	26,392
Total Current Liabilities	269,075	221,582
Long-term debt	3,799,500	2,148,798
Deferred income taxes	854,156	366,675
Interest rate swap liability	81,627	155,357
Other noncurrent liabilities	156,541	100,627
Total Liabilities	5,160,899	2,993,039

Stockholders' Equity
Preferred stock ($0.01 par value; 4,000,000 shares authorized; none issued or outstanding)	-	-
Common stock ($0.01 par value; 40,000,000 shares authorized; 6,175,399 shares issued; and 6,046,362 and 6,027,704 shares outstanding as of December 31, 2021 and 2020, respectively)	62	62
Additional paid-in capital	555,640	535,586
Retained earnings	1,456,543	1,228,172
Accumulated other comprehensive loss	(82,795)	(140,683)
Treasury stock, at cost (129,037 and 147,695 shares held as of December 31, 2021 and 2020, respectively)	(136,355)	(127,838)
Total Stockholders' Equity	1,793,095	1,495,299
Total Liabilities and Stockholders' Equity	$6,953,994	$4,488,338

CABLE ONE, INC.
RECONCILIATIONS OF NON-GAAP MEASURES
(Unaudited)

	Three Months Ended December 31,
(dollars in thousands)	2021	2020	$ Change	% Change
Net income	$64,835	$106,238	$(41,403)	(39.0)%
Net profit margin	15.0%	31.5%

Plus: Interest expense	$30,426	$20,758	$9,668	46.6%
Income tax provision	23,636	41,133	(17,497)	(42.5)%
Depreciation and amortization	92,980	63,374	29,606	46.7%
Equity-based compensation	5,220	4,078	1,142	28.0%
(Gain) loss on deferred compensation	69	159	(90)	(56.6)%
Acquisition-related costs	803	-	803	NM
(Gain) loss on asset sales and disposals, net	3,515	2,050	1,465	71.5%
System conversion costs	1,364	406	958	236.0%
Rebranding costs	-	1,636	(1,636)	(100.0)%
Gain on sale of business	-	(82,574)	82,574	(100.0)%
Equity method investment (income) loss, net	(999)	(1,376)	377	(27.4)%
Other (income) expense, net	3,418	23,031	(19,613)	(85.2)%
Adjusted EBITDA	$225,267	$178,913	$46,354	25.9%
Adjusted EBITDA margin	52.1%	53.1%

Less: Capital expenditures	$109,910	$75,235	$34,675	46.1%
Capital expenditures as a percentage of net income	169.5%	70.8%
Capital expenditures as a percentage of Adjusted EBITDA	48.8%	42.1%

Adjusted EBITDA less capital expenditures	$115,357	$103,678	$11,679	11.3%

NM = Not meaningful.

	Three Months Ended December 31,
(dollars in thousands)	2021	2020	$ Change	% Change
Net cash provided by operating activities	$174,055	$175,391	$(1,336)	(0.8)%
Capital expenditures	(109,910)	(75,235)	(34,675)	46.1%
Interest expense	30,426	20,758	9,668	46.6%
Non-cash interest expense	(2,427)	(975)	(1,452)	148.9%
Income tax provision	23,636	41,133	(17,497)	(42.5)%
Changes in operating assets and liabilities	27,873	(19,579)	47,452	(242.4)%
Change in deferred income taxes	(27,313)	(39,356)	12,043	(30.6)%
(Gain) loss on deferred compensation	69	159	(90)	(56.6)%
Acquisition-related costs	803	-	803	NM
Write-off of debt issuance costs	-	(6,181)	6,181	(100.0)%
System conversion costs	1,364	406	958	236.0%
Rebranding costs	-	1,636	(1,636)	(100.0)%
Fair value adjustment	(6,637)	(17,510)	10,873	(62.1)%
Other (income) expense, net	3,418	23,031	(19,613)	(85.2)%
Adjusted EBITDA less capital expenditures	$115,357	$103,678	$11,679	11.3%

NM = Not meaningful.

CABLE ONE, INC.
RECONCILIATIONS OF NON-GAAP MEASURES
(Unaudited)

	Year Ended December 31,
(dollars in thousands)	2021	2020	$ Change	% Change
Net income	$291,824	$304,391	$(12,567)	(4.1)%
Net profit margin	18.2%	23.0%

Plus: Interest expense	113,449	73,607	39,842	54.1%
Income tax provision	45,765	76,317	(30,552)	(40.0)%
Depreciation and amortization	339,025	265,658	73,367	27.6%
Equity-based compensation	20,054	14,592	5,462	37.4%
(Gain) loss on deferred compensation	174	231	(57)	(24.7)%
Acquisition-related costs	10,770	3,873	6,897	178.1%
(Gain) loss on asset sales and disposals, net	7,829	(1,072)	8,901	NM
System conversion costs	4,831	1,350	3,481	NM
Rebranding costs	70	2,731	(2,661)	(97.4)%
Gain on sale of business	-	(82,574)	82,574	(100.0)%
Equity method investment (income) loss, net	(468)	(1,376)	908	(66.0)%
Other (income) expense, net	6,002	16,411	(10,409)	(63.4)%
Adjusted EBITDA	$839,325	$674,139	$165,186	24.5%
Adjusted EBITDA margin	52.3%	50.9%

Less: Capital expenditures	391,934	293,229	98,705	33.7%
Capital expenditures as a percentage of net income	134.3%	96.3%
Capital expenditures as a percentage of Adjusted EBITDA	46.7%	43.5%

Adjusted EBITDA less capital expenditures	$447,391	$380,910	$66,481	17.5%

NM = Not meaningful.

	Year Ended December 31,
(dollars in thousands)	2021	2020	$ Change	% Change
Net cash provided by operating activities	$704,341	$574,371	$129,970	22.6%
Capital expenditures	(391,934)	(293,229)	(98,705)	33.7%
Interest expense	113,449	73,607	39,842	54.1%
Non-cash interest expense	(9,157)	(4,305)	(4,852)	112.7%
Income tax provision	45,765	76,317	(30,552)	(40.0)%
Changes in operating assets and liabilities	8,825	40,426	(31,601)	(78.2)%
Change in deferred income taxes	(28,993)	(87,182)	58,189	(66.7)%
(Gain) loss on deferred compensation	174	231	(57)	(24.7)%
Acquisition-related costs	10,770	3,873	6,897	178.1%
Write-off of debt issuance costs	(2,131)	(6,181)	4,050	(65.5)%
System conversion costs	4,831	1,350	3,481	NM
Rebranding costs	70	2,731	(2,661)	(97.4)%
Fair value adjustment	(48,027)	(17,510)	(30,517)	174.3%
Gain on step acquisition	33,406	-	33,406	NM
Other (income) expense, net	6,002	16,411	(10,409)	(63.4)%
Adjusted EBITDA less capital expenditures	$447,391	$380,910	$66,481	17.5%

NM = Not meaningful.

CABLE ONE, INC.
OPERATING STATISTICS
(Unaudited)

	As of December 31,		Change
(in thousands, except percentages and ARPU data)	2021	2020	Amount	%
Homes Passed	2,727	2,301	426	18.5%

Residential Customers	1,047	884	163	18.5%

Data PSUs	957	777	180	23.2%
Video PSUs	247	248	(1)	(0.3)%
Voice PSUs	105	89	16	17.9%
Total residential PSUs	1,310	1,114	196	17.6%

Business Customers	105	85	20	23.5%

Data PSUs	97	80	17	21.1%
Video PSUs	14	13	1	7.5%
Voice PSUs	44	35	9	25.1%
Total business services PSUs	155	128	27	20.9%

Total Customers	1,152	969	183	18.9%
Total non-video	870	707	163	23.0%
Percent of total	75.5%	73.0%

Data PSUs	1,055	857	197	23.0%
Video PSUs	261	260	0	0.1%
Voice PSUs	149	124	25	19.9%
Total PSUs	1,465	1,242	223	17.9%

Penetration
Data	38.7%	37.3%		1.4%
Video	9.6%	11.3%		(1.8)%
Voice	5.5%	5.4%		0.1%

Share of Fourth Quarter Revenues
Residential data	51.9%	52.3%		(0.4)%
Business services	19.9%	17.5%		2.4%
Total	71.8%	69.8%		2.0%

ARPU - Fourth Quarter
Residential data(1)	$79.32	$75.65	$3.67	4.9%
Residential video(1)	$113.47	$101.46	$12.01	11.8%
Residential voice(1)	$38.51	$42.51	$(4.00)	(9.4)%
Business services(2)	$276.32	$231.88	$44.44	19.2%

Note:	All totals, percentages and year-over-year changes are calculated using exact numbers. Minor differences may exist due to rounding.
(1)

Average monthly revenue per unit (“ARPU”) values represent the applicable quarterly residential service revenues (excluding installation and activation fees) divided by the corresponding average of the number of PSUs at the beginning and end of each period, divided by three, except that for any PSUs added or subtracted as a result of an acquisition or divestiture occurring during the period, the associated ARPU values represent the applicable residential service revenues (excluding installation and activation fees) divided by the pro-rated average number of PSUs during such period.

(2)

ARPU values represent quarterly business services revenues divided by the average of the number of business customer relationships at the beginning and end of each period, divided by three, except that for any business customer relationships added or subtracted as a result of an acquisition or divestiture occurring during the period, the associated ARPU values represent business services revenues divided by the pro-rated average number of business customer relationships during such period.